EXHIBIT 99.1

Intelligent Systems Announces First Quarter 2018 Results

NORCROSS, Ga., May 09, 2018 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE American:INS) (www.intelsys.com) announced today its financial results for the first quarter of 2018 ended March 31, 2018.

“We are off to a very good start in the first quarter of 2018 with a profit of $893,000. Both the strategic and the tactical decisions we made with CoreCard the last few years are starting to pay-off as we steadily scale the business. We are still not large enough revenue wise to avoid some quarter-to-quarter swings, but I expect us to stay on the path of profitability,” commented J. Leland Strange, CEO of Intelligent Systems.

For the three month period ended March 31, 2018, the company recorded revenue of $4,058,000 compared to $1,699,000 in the comparable period in 2017, a 139 percent increase year over year.  The company experienced growth in all areas of its service and product offerings which consist of transaction processing services, software maintenance and support services, professional services and software license fees.

The company reported income from operations of $821,000 in the first quarter of 2018 compared to a loss from operations of $541,000 in the first quarter of 2017. The increase in operating income was primarily driven by the 139 percent revenue increase experienced in the period.

The company reported net income of $893,000 (income of $0.10 per basic and diluted share) in the first quarter of 2018 compared to net loss of $508,000 (loss of $0.06 per basic and diluted share) in the first quarter of 2017. The increase was primarily attributable to the improved operating results.

J. Leland Strange, CEO, further commented, “Our professional services’ resources that are needed by both licensed and processed customers are actually being utilized at a greater than 100% capacity so we don’t see any further growth in that area until we can move more people from ‘training’ (which takes a good 2+ years) to revenue producing. Another way to say that is the demand for our resources is outstripping our ability to supply, but it is a good problem to have. However, the current emphasis of CoreCard is processing services rather than licensing which offers  better scalability and we expect to continue quarter to quarter growth in that area.”

The company intends to file its Form 10-Q for the period ended March 31, 2018 with the Securities and Exchange Commission today, May 9, 2018. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation (NYSE American:INS) has identified, created, operated and grown technology companies.  The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions.  CoreCard also offers prepaid and credit card processing services using its proprietary software solutions.   Further information is available on the company’s website at http://www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)
	Three Months Ended March 31,
	2018	2017
Revenue
Services	$3,963	$1,699
Products	95	−
Total net revenue	4,058	1,699
Cost of revenue
Services	1,607	893
Products	136	‒
Total cost of revenue	1,743	893
Expenses
Marketing	68	79
General and administrative	473	481
Research and development	953	787
Income (loss) from operations	821	(541)
Other income	72	33
Income (loss) before income taxes	893	(508)
Income taxes	−	‒
Net income (loss)	$893	$(508)
Earnings (loss) per share attributable to Intelligent Systems Corporation:
Basic	$0.10	$(0.06)
Diluted	$0.10	$(0.06)
Basic weighted average common shares outstanding	8,777,988	8,743,299
Diluted weighted average common shares outstanding	8,912,130	8,743,299

Intelligent Systems Corporation CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts)

As of	March 31, 2018	December 31, 2017
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$10,183	$14,024
Marketable securities	416	438
Accounts receivable, net	2,924	1,208
Notes and interest receivable, current portion	271	16
Other current assets	5,046	2,373
Total current assets	18,840	18,059
Investments	1,016	1,035
Notes and interest receivable, net of current portion	1,485	1,250
Property and equipment, at cost less accumulated depreciation	1,301	1,262
Other long-term assets	207	173
Total assets	$22,849	$21,779
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$129	$321
Deferred revenue, current portion	848	853
Accrued payroll	929	595
Accrued expenses	105	98
Other current liabilities	401	408
Total current liabilities	2,412	2,275
Deferred revenue, net of current portion	94	51
Total stockholders’ equity	20,343	19,453
Total liabilities and stockholders’ equity	$22,849	$21,779

For further information, call
Karen Reynolds, 770-564-5503
or email to karen@intelsys.com